Exhibit 10.40

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”), is entered into as of July 14, 2004, by and among Monitronics International, Inc., a Texas corporation (the “Company”), New York Life Capital Partners II, L.P., a Delaware limited partnership (“NY Life”), PPM America Private Equity Fund LP, a Delaware limited partnership (“PPM,” together with NY Life, each a “Purchaser” and collectively the “Purchasers”), Windward Capital Partners II, L.P., a Delaware limited partnership (“Windward LP”), and Windward Capital LP II, LLC, a Delaware limited liability company (“Windward LLC,” and together with Windward LP, each a “Shareholder” and collectively the “Shareholders”).

RECITALS

A. The Company desires to enter into a series of transactions (the “Recapitalization”) pursuant to which it will change the capital structure of the Company and in connection therewith has entered into a Recapitalization Agreement, dated July 14, 2004, with the security holders named therein (the “Recapitalization Agreement”).

B. In the Recapitalization, subject to the terms and conditions of the Recapitalization Agreement, the Shareholders will exchange their shares of the Company’s Series C Preferred Stock, $0.01 par value, and Series C-1 Preferred, $0.01 par value, for an aggregate of 8,333,333 shares of the Company’s Class A Common Stock, $0.01 par value (the “Shares”), and $5,609,989.40 in cash.

C. In conjunction with the Recapitalization, the Shareholders desire to sell and convey to each Purchaser the number of Shares set forth opposite such Purchaser’s name on Schedule 1 hereto, and each Purchaser desires to purchase and acquire the Shares from the Shareholders pursuant to the terms and conditions hereof.

D. The execution and delivery of this Agreement is a condition precedent to the Recapitalization as provided in the Recapitalization Agreement.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Sale and Purchase of the Shares.

(a) Sale and Purchase of the Shares. In reliance upon the representations, warranties, covenants and agreements contained herein and upon the terms and subject to the conditions hereinafter set forth, at the Closing (as defined in Section 2(a)), (i) Windward LP shall sell, assign, transfer and convey to NY Life the number of Shares indicated on Schedule 1 hereto (the “NY Life/Windward LP Shares”) and NY Life shall purchase from Windward LP such NY Life/Windward LP Shares; (ii) Windward LLC shall sell, assign, transfer and convey to NY Life the number of Shares indicated on Schedule 1 hereto (the “NY Life/Windward LLC Shares”) and NY Life shall purchase from Windward LLC such NY Life/Windward LLC Shares; (iii) Windward LP shall sell, assign, transfer and convey to PPM the number of Shares indicated on Schedule I hereto (the “PPM/Windward LP Shares”) and PPM shall purchase from Windward

LP such PPM/Windward LP Shares and (iv) Windward LLC shall sell, assign, transfer and convey to PPM the number of Shares indicated on Schedule 1 hereto (the “PPM/Windward LLC Shares”) and PPM shall purchase from Windward LLC such PPM/Windward LLC Shares.

(b) Amount and Form of Consideration. The consideration to be paid at the Closing by NY Life to Windward LP in consideration of the purchase of the NY Life/Windward LP Shares shall be an aggregate amount in cash equal to $28,443,600 (the “NY Life/Windward LP Purchase Price”). The consideration to be paid at the Closing by NY Life to Windward LLC in consideration of the purchase of the NY Life/Windward LLC Shares shall be an aggregate amount in cash equal to $1,556,400 (the “NY Life/Windward LLC Purchase Price”). The consideration to be paid at the Closing by PPM to Windward LP in consideration of the purchase of the PPM/Windward LP Shares shall be an aggregate amount in cash equal to $18,962,400 (the “PPM/Windward LP Purchase Price”). The consideration to be paid at the Closing by PPM to Windward LLC in consideration of the purchase of the PPM/Windward LLC Shares shall be an aggregate amount in cash equal to $1,037,598 (the “PPM/Windward LLC Purchase Price”).

(c) Capitalization. The Company represents and warrants to each Purchaser and Shareholder that the capitalization of the Company immediately prior to the Closing is as set forth on Exhibit A hereto. The Company represents and warrants to each Purchaser and Shareholder that the capitalization of the Company immediately after the Closing and the consummation of the Recapitalization shall be as set forth on Exhibit B hereto.

2. The Closing.

(a) Closing Date. The closing of the purchase and sale of the Shares (the “Closing”) shall be held at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201 simultaneously with, but shall be deemed to occur immediately after, the closing of the Recapitalization as provided in the Recapitalization Agreement. The date of the Closing is referred to herein as the “Closing Date.”

(b) Method and Timing of Payment. At the Closing, (i) NY Life will pay to Windward LP the NY Life/Windward LP Purchase Price by wire transfer of immediately available funds to an account designated in writing by Windward LP, (ii) NY Life will pay to Windward LLC the NY Life/Windward LLC Purchase Price by wire transfer of immediately available funds to an account designated in writing by Windward LLC, (iii) PPM will pay Windward LP the PPM/Windward LP Purchase Price by wire transfer of immediately available funds to an account designated in writing by Windward LP and (iv) PPM will pay Windward LLC the PPM/Windward LLC Purchase Price by wire transfer of immediately available funds to an account designated in writing by Windward LLC.

(c) Deliveries by the Company, the Shareholders and the Purchasers.

(i) At the Closing, the Company shall deliver to each Purchaser an opinion from counsel to the Company, in form and substance reasonably satisfactory to the Purchasers, dated the Closing Date, substantially in the form attached hereto as Exhibit C.

(ii) At the Closing, Windward LP shall deliver to NY Life the certificates representing the NY Life/Windward LP Shares being transferred to NY Life by

Windward LP, free and clear of any lien, pledge or security interest, except for those imposed by the Credit Agreement, dated as of August 25, 2003, by and among the Company and the several banks and other lender parties thereto (the “Credit Agreement”), together with separate stock powers duly endorsed in blank, and any other documents that in the reasonable judgment of NY Life are necessary to NY Life’s good and valid title to the NY Life/Windward LP Shares.

(iii) At the Closing, Windward LP shall deliver to PPM the certificates representing the PPM/Windward LP Shares being transferred to PPM by Windward LP, free and clear of any lien, pledge or security interest, except for those imposed by the Credit Agreement, together with separate stock powers duly endorsed in blank, and any other documents that in the reasonable judgment of PPM are necessary to PPM’s good and valid title to the PPM/Windward LP Shares.

(iv) At the Closing, Windward LLC shall deliver to NY Life the certificates representing the NY Life/Windward LLC Shares being transferred to NY Life by Windward LLC, free and clear of any lien, pledge or security interest, except for those imposed by the Credit Agreement, together with separate stock powers duly endorsed in blank, and any other documents that in the reasonable judgment of NY Life are necessary to NY Life’s good and valid title to the NY Life/Windward LLC Shares.

(v) At the Closing Windward LLC shall deliver to PPM the certificates representing the PPM/Windward LLC Shares being transferred to PPM by Windward LLC, free and clear of any lien, pledge or security interest, except for those imposed by the Credit Agreement, together with separate stock powers duly endorsed in blank and any other documents that in the reasonable judgment of PPM are necessary to PPM’s good and valid title to the PPM/Windward LLC Shares.

(vi) At the Closing, each Purchaser shall deliver to Fleet National Bank, as Administrative Agent for the lenders from time to time a party to the Credit Agreement, an executed counterpart of the Amended and Restated Pledge Agreement, dated as of the Closing (the “Pledge Agreement,”), and the Amended and Restated Affiliate Subordination Agreement, dated as of the Closing (the “Subordination Agreement,” and together with this Agreement and the Pledge Agreement, the “Transaction Documents”), together with the stock certificates representing the Shares issued to such Purchaser and stock powers duly endorsed in blank.

(vii) At the Closing, NY Life shall deliver:

A.	the NY Life/Windward LP Purchase Price to Windward LP; and

B.	the NY Life/Windward LLC Purchase Price to Windward LLC.

(viii) At the Closing, PPM shall deliver:

A.	the PPM/Windward LP Purchase Price to Windward LP; and

B.	the PPM/Windward LLC Purchase Price to Windward LLC.

3. Purchaser’s Representations and Warranties.

Each Purchaser hereby represents and warrants, as to itself only and not with respect to any other Purchaser, to the Company and each Shareholder as follows:

(a) Organization. Purchaser has been duly organized and is validly existing as a limited partnership in good standing under the laws of the jurisdiction in which it is organized.

(b) Authorization; Enforcement. Purchaser has all requisite power and authority to authorize, execute, deliver and perform each Transaction Document. The execution, delivery and performance by Purchaser of each Transaction Document, and the consummation by Purchaser of the transactions contemplated thereby, has been duly authorized by all necessary limited partnership action on the part of Purchaser, and no further consent or authorization thereafter is presently required by Purchaser. Each Transaction Document has been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles regardless of whether enforcement is sought in equity or at law.

(c) No Conflicts. The execution and delivery of each Transaction Document by Purchaser do not, and the performance by Purchaser of its obligations thereunder will not, constitute a violation of, conflict with or result in a default in any material respect under any contract to which Purchaser is a party or by which Purchaser is bound or any judgment, decree or order applicable to Purchaser.

(d) No Violations. Neither the execution and delivery of any Transaction Document, nor the performance by Purchaser of its obligations thereunder, will violate in any material respect any provision of law applicable to Purchaser.

(e) Consents; Approvals. Neither the execution, delivery or performance by Purchaser of any Transaction Document, nor the consummation by it of the obligations and transactions contemplated thereby, requires any consent or approval of, authorization by, exemption from, filing with or notice to any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, exchange, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal (each, a “Governmental Entity”) or any other individual, corporation, partnership, joint venture, trust, unincorporated organization, limited liability company or partnership, or a government or any agency or political subdivision thereof (each, a “Person”).

(f) Acquisition for Own Account. Purchaser is acquiring the Shares for its own account, for investment and not with a view toward distribution in a manner which would violate the Securities Act of 1933 (the “Securities Act”); provided, however, that by making the representations herein, Purchaser does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of such shares at any time, subject to the transfer restrictions contained in the Fifth Amended and Restated Shareholders Agreement, dated as of the Closing Date (the “Shareholders Agreement”), by and among the Company and the Shareholders (as defined therein) and in accordance with or pursuant to an effective registration statement under the Securities Act or in a transaction exempt from or not subject to the registration requirements of the Securities Act.

(g) Access to Information. Purchaser acknowledges that it has reviewed and discussed the Company’s business and affairs with such officers of the Company and others as it has deemed appropriate or desirable in connection with the transactions contemplated by this Agreement. Purchaser further acknowledges that it has requested, received and reviewed such information, undertaken such investigation and made such further inquiries of officers of the Company and others as it has deemed appropriate or desirable in connection with such transactions.

(h) Brokers. There is no broker, investment banker, financial advisor, finder or other Person which has been retained by or is authorized to act on behalf of the Purchaser who might be entitled to any fee or commission for which the Company, the Purchasers or the Shareholders will be liable in connection with the execution, delivery or performance by the Purchaser of this Agreement.

(i) Legends. Purchaser hereby acknowledges that each certificate representing the Shares and any other securities issued in respect of such Shares upon any stock split, stock dividend, recapitalization, merger or similar event (unless no longer required in the written opinion of counsel, which opinion of counsel shall be reasonably satisfactory to the Company, it being agreed that Vinson & Elkins L.L.P., Kirkland & Ellis LLP, Jenkens & Gilchrist, P.C., Arnold & Porter LLP or Testa, Hurwitz & Thibeault, LLP shall be satisfactory) shall bear a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

(j) Benefit Plan Investor Status. Either Purchaser is not a “benefit plan investor” (as such term is defined in 29 C.F.R. 2510.3-101(f)(2)) or, if Purchaser is a benefit plan investor, the plan participants are not permitted to decide whether or how much to invest in particular investment alternatives, and if Purchaser is a collective investment vehicle, the plans participating therein do not direct the specific investments made by Purchaser.

4. Shareholder’s Representations and Warranties.

Each Shareholder hereby represents and warrants, as to itself only and not with respect to any other Shareholder, to the Company and each Purchaser as follows:

(a) Organization. Shareholder has been duly organized and is validly existing as a limited partnership or limited liability company in good standing under the laws of the jurisdiction in which it is chartered or organized.

(b) Authorization; Enforcement. Shareholder has all requisite power and authority to authorize, execute, deliver and perform this Agreement. The execution, delivery and performance by Shareholder of this Agreement, and the consummation by Shareholder of the transactions contemplated hereby, have been duly authorized by all necessary limited partnership or limited liability company action on the part of Shareholder, and no further consent or authorization thereafter is presently required by Shareholder. This Agreement has been duly and validly executed and delivered by Shareholder and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes the valid and binding obligation of Shareholder, enforceable against Shareholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles regardless of whether enforcement is sought in equity or in law.

(c) No Conflicts. The execution and delivery of this Agreement by Shareholder do not, and the performance by Shareholder of its obligations hereunder will not, constitute a violation of, conflict with or result in a default in any material respect under any contract to which Shareholder is a party or by which Shareholder is bound or any judgment, decree or order applicable to Shareholder.

(d) No Violations. Neither the execution and delivery of this Agreement, nor the performance by Shareholder of its obligations hereunder, will violate in any material respect any provision of law applicable to Shareholder.

(e) Consents; Approvals. Neither the execution, delivery or performance by Shareholder of this Agreement, nor the consummation by it of the obligations and transactions contemplated hereby, requires any consent or approval of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person.

(f) Brokers. There is no broker, investment banker, financial advisor, finder or other Person which has been retained by or is authorized to act on behalf of the Shareholder who might be entitled to any fee or commission for which the Company, the Purchasers or the Shareholders will be liable in connection with the execution, delivery or performance by the Shareholder of this Agreement.

(g) Title to Securities. Upon receipt by the Shareholder of the Company’s Class A Common Stock pursuant to the terms of the Recapitalization Agreement, the Shareholder will be the sole record and beneficial owner of, and will have good and valid title to, the securities listed below its name on Schedule 1 hereto, free and clear of any lien, pledge, security interest or any restriction on transfer, except for restrictions imposed by applicable securities laws, the Credit Agreement, the Fourth Amended and Restated Shareholders Agreement, dated as of January 18, 2002, by and among the Company and the Company’s security holders identified therein and the Third Amended and Restated Co Sale Agreement, dated as of January 18, 2002, by and among the Company and the shareholders party thereto. The Shareholder is not a party to any option, warrant, purchase right or other contract or commitment with respect to, in each case, the Shares, that (x) will not be terminated at the Closing and (y) requires the Shareholder to sell, transfer or otherwise dispose of any capital stock of the Company.

5. Company Representations and Warranties.

The Company hereby represents and warrants to each Purchaser and each Shareholder as follows:

(a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority for the ownership and operation of its properties and for the carrying on of its business as now conducted and as now proposed to be conducted. The Company is duly licensed or qualified and in good standing as a foreign corporation authorized to do business in all jurisdictions wherein the character of the property owned or leased, or the nature of the activities conducted, by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, either individually or in the aggregate, would not have (or be reasonably likely to have) a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or the Company’s ability to perform its obligations under this Agreement. The Company does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any Person.

(b) Authorization; Enforcement. The Company has all requisite power and authority to authorize, execute, deliver and perform each Transaction Document. The execution, delivery and performance by the Company of each Transaction Document, and the consummation by the Company of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of the Company and no further consent or authorization therefore is presently required by the Company. The Transaction Documents have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto, constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles regardless of whether enforcement is sought in equity or at law.

(c) Duly Authorized, Fully Paid and Non-assessable; No Violation of Preemptive Rights. The Shares are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive rights or any federal or state securities laws.

(d) No Conflicts. The execution and delivery of each Transaction Document by the Company do not, and the performance by the Company of its obligations thereunder will not, constitute a violation of, conflict with or result in a default under (i) the articles of incorporation of the Company as in effect on the date hereof or as amended and restated at the Closing, substantially in the form attached hereto as Exhibit D (the “Amended and Restated Articles of Incorporation”), or the bylaws of the Company or (ii) in any material respect, any contract to which the Company is a party or by which the Company is bound or any judgment, decree or order applicable to the Company.

(e) No Violations. Neither the execution and delivery of the Transaction Documents nor the performance by the Company of its obligations thereunder will violate in any material respect any provision of law applicable to the Company.

(f) Consents; Approvals. Neither the execution, delivery or performance by the Company of any Transaction Document nor the consummation by it of the obligations and transactions contemplated thereby, requires any consent or approval of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person other than (i) the filing of the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Texas and (ii) the consent of the lenders required under the Credit Agreement.

(g) Brokers. There is no broker, investment banker, financial advisor, finder or other Person which has been retained by or is authorized to act on behalf of the Company who might be entitled to any fee or commission for which the Company, the Purchasers or the Shareholders will be liable in connection with the execution, delivery or performance by the Company of this Agreement.

(h) Financial Statements. The Company has delivered to the Purchasers true, complete and correct copies of (i) the audited balance sheet of the Company as of June 30, 2003, the related audited statements of income, cash flows and stockholders’ equity of the Company for the fiscal year ended June 30, 2003 and the related notes thereto, accompanied by a true and correct copy of the report thereon of Ernst & Young LLP, independent public accountants, and (ii) the unaudited balance sheet of the Company as of March 31, 2004 (the “Balance Sheet”), together with the related unaudited income statement and cash flow statement of the Company for the nine months ended March 31, 2004 (such audited and unaudited financial statements collectively being referred to herein as the “Financial Statements”), prepared on a basis, and using principles, consistent with the preparation of the audited Financial Statements. The Financial Statements, together with the notes thereto, have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) (except that the unaudited Financial Statements do not contain all footnotes required under GAAP and are subject to normal year-end adjustments, none of which are, individually or in the aggregate, material) applied on a consistent basis throughout the periods covered thereby (except to the extent disclosed therein or required by changes in GAAP) and fairly present in all material respects the financial condition and the results of operations of the Company as of the respective dates thereof and for the respective periods covered thereby.

(i) Title to Properties and Assets. The Company has the full corporate power to own or lease its assets and to carry on its businesses as presently conducted. The Company has good and valid title to its properties, leaseholds and assets, including the properties, leaseholds and assets reflected in the Financial Statements, except as would not have a Material Adverse Effect. For purposes of this Agreement, “Material Adverse Effect” shall mean a material adverse effect upon the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of the Company taken as a whole.

(j) Litigation. Except as set forth on Schedule 5(j) hereto, there are no actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its assets, properties, business, operations or prospects which if the subject of an unfavorable decision, ruling or finding would have a Material Adverse Effect, nor any which question the validity of this Agreement or any action taken or to be taken in connection herewith.

(k) Taxes. The Company has filed all necessary federal, state and municipal property, income and franchise tax returns and has paid all taxes shown as due thereon or otherwise owed by them to any taxing authority except those contested in good faith and for which appropriate amounts have been reserved in accordance with GAAP except as would not have a Material Adverse Effect; and there is no tax deficiency which has been asserted against the Company which would have a Material Adverse Effect.

(l) Compliance with ERISA. The Company and each ERISA Affiliate (as hereinafter defined) have operated and administered each Plan (as hereinafter defined) in material compliance with all applicable laws. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA (as hereinafter defined) or the penalty or excise tax provisions of the Internal Revenue Code of 1986, as amended (the “Code”) relating to employee benefits plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or liens as would not, individually or in the aggregate, have a Material Adverse Effect. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect. “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code. “Plan” shall mean an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

(m) Insurance. All of the properties, assets and operations of the Company of a character usually insured by Persons of established reputation engaged in the same or similar businesses similarly situated are adequately insured, by financially sound and reputable insurers, against loss, damage or liability except where the failure to be so insured would not have a Material Adverse Effect.

(n) Foreign Asset Control Regulations. The Company is not, nor will it become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or Executive Order No. 13244 of September 23, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism, 66 Fed. Reg. 49, 079 (2001), as amended, and, to its knowledge, the Company does not engage nor will it engage in any dealings or transactions, or become otherwise associated, with any such Persons.

(o) Status Under Certain Statutes. The Company is not subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

(p) No Other Conversion, Preemptive Rights. After the Closing Date, except for (i) the warrants issued to Heller Financial, Inc., a Delaware corporation (“Heller”), pursuant to the Warrant Agreement, dated as of November 10, 1994, by and between the Company and Heller, as amended, (ii) the warrants issued to The Northwestern Mutual Life Insurance Company (“NML”) pursuant to the Warrant Agreement, dated as of January 18, 2002, by and between the Company and NML, (iii) the new Series A Preferred Stock, $0.01 par value, to be issued in the Recapitalization and (iv) options to purchase 92,000 shares of Class A Common Stock, $0.01 par value (the “Common Stock”), issued pursuant to the Company’s 1999 Stock Option Plan, there will be no securities outstanding that are convertible or exchangeable for the Company’s Common Stock, and there will be no other options, warrants, conversion privileges or other rights (including preemptive rights and rights of first refusal or similar rights other than as described in the Shareholders Agreement) outstanding to purchase any of the authorized but unissued stock of the Company.

(q) Disclosure. The registration statements, forms and other documents required to be filed by the Company with the Securities and Exchange Commission (collectively, including all exhibits thereto, the “Company SEC Reports”) did not at the time they were filed (or if amended or superceded by a filing prior to the date of this Agreement, then as and on the date so amended or superceded) contain any untrue statement of a material fact or omit a material fact necessary, in light of the circumstances under which they were made, not misleading.

(r) Undisclosed Liabilities.

(i) Since the date of the Balance Sheet, the business of the Company has been conducted in the ordinary course in all material respects, there has been no Material Adverse Effect, and no events have occurred which are reasonably likely to result in a Material Adverse Effect.

(ii) The Company does not have any material obligation or liability which would be required to be accrued on the Company’s balance sheet in accordance with GAAP, except (A) obligations under contracts and commitments entered into in the ordinary course of business which are not required to be disclosed thereon, (B) liabilities reflected in the financial statements of the Company contained in the Company SEC Reports (or the notes thereto), (C) liabilities which have arisen since the date of the Balance Sheet in the ordinary course of business and (D) liabilities which would not have a Material Adverse Effect.

6. Certain Conditions.

(a) The obligation of each Shareholder to consummate the sale of the Shares to each Purchaser shall be subject to the satisfaction or waiver by such Shareholder of the following conditions:

(i) the representations and warranties made by each Purchaser in Section 3 hereof shall be true and correct in all material respects at the Closing Date, and each Purchaser and the Company shall have performed in all material respects all obligations and conditions herein required to have been performed or complied with by it on or prior to the Closing;

(ii) each Purchaser shall have made the Closing deliveries as provided in Sections 2(c)(vi)-(viii);

(iii) the Company shall have filed the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Texas, which Amended and Restated Articles of Incorporation shall be in full force and effect on the Closing Date;

(iv) no action, suit, proceeding or investigation by any Governmental Entity shall be pending or, so far as is known to the Company, the Purchasers or the Shareholders, be threatened, and no Governmental Entity shall have enacted an order or injunction which is in effect, which, in the case of such action, suit, proceeding, investigation, order or injunction, challenges the transactions contemplated by the Transaction Documents or seeks to restrain or prevent the consummation of the transactions contemplated thereunder;

(v) the Company shall have obtained any and all consents (including the consent of the lenders required pursuant to the Credit Agreement), permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement and the Recapitalization Documents (as defined in the Recapitalization Agreement) (the “Required Consents”);

(vi) the Recapitalization Documents shall have been executed and delivered by each of the parties thereto; and

(vii) the closing of the transactions contemplated in the Recapitalization Agreement shall have occurred pursuant to the terms thereof.

(b) The obligation of each Purchaser to consummate the purchase of the Shares shall be subject to the satisfaction or waiver by such Purchaser of the following conditions:

(i) the representations and warranties made by the Company in Section 5 hereof shall be true and correct in all material respects at the Closing Date, and the Company shall have performed in all material respects all obligations and conditions herein required to have been performed or complied with by it on or prior to the Closing;

(ii) the representations and warranties made by each Shareholder in Section 4 hereof shall be true and correct in all material respects at the Closing Date, and each Shareholder shall have performed in all material respects all obligations and conditions herein required to have been performed or complied with by it on or prior to the Closing;

(iii) the Company shall have made the Closing deliveries as provided in Section 2(c)(i);

(iv) each Shareholder shall have made the Closing deliveries as provided in Sections 2(c)(ii)-(v);

(v) the Company shall have filed the Amended and Restated Articles of Incorporation with the Secretary of State of the State of Texas, which Amended and Restated Articles of Incorporation shall be in full force and effect on the Closing Date;

(vi) no action, suit, proceeding or investigation by any Governmental Entity shall be pending or, so far as is known to the Company, the Purchasers or the Shareholders, be threatened, and no Governmental Entity shall have enacted an order or injunction which is in effect, which, in the case of such action, suit, proceeding, investigation, order or injunction, challenges the transactions contemplated by the Transaction Documents or seeks to restrain or prevent the consummation of the transactions contemplated thereunder;

(vii) the Company shall have obtained any and all Required Consents;

(viii) the Recapitalization Documents shall have been executed and delivered by each of the parties thereto; and

(ix) the closing of the transactions contemplated in the Recapitalization Agreement shall have occurred pursuant to the terms thereof.

7. Specific Performance.

The parties hereto acknowledge and agree that in the event of any breach of this Agreement, the other parties hereto would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that, in addition to any other remedy to which the parties hereto may be entitled at law or in equity, each of the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and/or to compel specific performance of this Agreement in any action.

8. Expenses.

The Company will pay all fees and expenses of the parties hereto incurred in connection with the negotiation, preparation and execution of the Transaction Documents and in connection with the consummation of the transactions contemplated thereby, including, but not limited to legal fees.

9. Miscellaneous.

(a) Further Assurances. The Company, each Purchaser and each Shareholder shall take or cause to be taken all such actions as may be necessary or reasonably desirable in order expeditiously to consummate the transactions contemplated by the Transaction Documents, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; voting in favor of such transaction; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with Governmental Entities; and otherwise cooperating with the Company.

(b) Entire Agreement. This Agreement, including all exhibits and schedules hereto, and the Recapitalization Documents constitute the entire agreement and supersede all prior agreements and understandings, whether oral or written, between the parties hereto with respect to the subject matter hereof and thereof.

(c) Representations and Warranties. None of the parties has made nor is making any representation, warranty, covenant or agreement, express or implied, other than the explicit representations, warranties, covenants and agreements set forth herein. No promise or inducement for this Agreement has been made to any party hereto except as set forth herein. This Agreement is being executed by each party freely and voluntarily, and without reliance upon any statement or representation by any other party, any of such other party’s affiliates or any of their attorneys or agents except as set forth herein. Each party acknowledges and agrees that it is legally competent to enter into this Agreement and accepts full responsibility therefor and has been represented by counsel in the course of the negotiation of this Agreement.

(d) Survival of Representations and Warranties. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Closing, regardless of any investigation by the Purchasers or on behalf of the Purchasers.

(e) Successors and Assigns; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto.

(f) Section Headings. Section headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument.

(h) Governing Law. This agreement shall be governed by and construed and enforced in accordance with the laws of the state of Texas, without reference to the conflict of laws principles thereof.

(i) Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and mailed (by first class registered or certified mail, postage prepaid), telegraphed, sent by express overnight courier service or electronic facsimile transmission with a copy by mail, or delivered to the applicable party at the addresses indicated below:

If to the Company:

Monitronics International, Inc.

12801 Stemmons Freeway

Suite 821

Dallas, Texas 75234

Attention: James R. Hull

Facsimile No.: (972) 919-1985

(with copies to):

Vinson & Elkins L.L.P.

2001 Ross Avenue

Suite 3700

Dallas, Texas 75201

Attention: Christine A. Hathaway

Facsimile No.: (214) 999-7714

If to a Purchaser:

To the address of such Purchaser

set forth on the signature page hereof

If to a Shareholder:

To the address of such Shareholder

set forth on the signature page hereof

or, as to each of the foregoing, at such other address as shall be designated by such Person in a written notice to the other party complying as to delivery with the terms of this Section. All such notices or requests, demands and other communications shall, when mailed, telegraphed or sent, respectively, be effective (i) two days after being deposited in the mail or (ii) one day after being delivered to the telegraph company, deposited with the express overnight courier service or sent by electronic facsimile transmission (with receipt confirmed), respectively, addressed as aforesaid.

(j) Waiver. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement or one or more sections shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(k) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable,

the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have hereunto set their hands as of the date first above written.

COMPANY:

MONITRONICS INTERNATIONAL, INC.

By:	/s/ James R. Hull
Name:	James R. Hull
Title:	President and CEO

PURCHASER:

NEW YORK LIFE CAPITAL PARTNERS II, L.P.

By:	NYLCAP Manager LLC, its Investment Manager

By:	/s/ John E. Schumacher
Name:	John E. Schumacher
Title:	President and CEO

Address:

51 Madison Avenue
Suite 3009 (30th Floor)
New York, New York 10010
Fax: 212-576-5591
Attn: John Schumacher

with a copy to:

New York Life Investment Management LLC
51 Madison Avenue, Room 1104
New York, New York 10010
Fax: 212-576-8340
Attn: Office of General Counsel

PURCHASER:

PPM AMERICA PRIVATE EQUITY FUND LP

By:	PPM America Capital Partners, LLC, its general partner

By:	/s/ Bruce Saewitz
Name:	Bruce Saewitz
Title:	Senior Partner

By:	/s/ Austin Krumpfes
Name:	Austin Krumpfes
Title:	Associate

Address:

PPM America Private Equity Fund LP
c/o PPM America Capital Partners, LLC
225 W. Wacker Drive
Suite 1200
Chicago, Illinois 60606
Fax: 312-634-0044
Attn: Bruce Saewitz

SHAREHOLDER:

WINDWARD CAPITAL PARTNERS II, L.P.

By:	Windward Capital GP II, LLC, its general partner

By:	/s/ Peter Scott Macdonald
Name:	Peter Scott Macdonald
Title:	Managing Member

Address:

Windward Capital Partners II, L.P.
712 Fifth Avenue
21st Floor
New York, New York 10019
Fax: 212-382-6534
Attn: Peter Macdonald

SHAREHOLDER:

WINDWARD CAPITAL LP II, LLC

By:	/s/ Peter Scott Macdonald
Name:	Peter Scott Macdonald
Title:	Managing Member

Address:

Windward Capital Partners II, L.P.
712 Fifth Avenue
21st Floor
New York, New York 10019
Fax: 212-382-6534
Attn: Peter Macdonald

SCHEDULE 1

Purchaser	Number of Shares Purchased from Windward Capital Partners II, L.P.	Number of Shares Purchased from Windward Capital LP II, LLC
New York Life Capital Partners II, L.P.	4,740,600	259,400
PPM America Private Equity Fund LP	3,160,400	172,933

Schedule 1-1

SCHEDULE 5(j)

At various times in the past the Company has received the following subpoenas or inquiries for information from the listed state attorney general offices:

1.	Texas In October 2003, the Company received an informal request for a meeting pursuant to the investigatory powers of the attorney general under the Deceptive Trade Practices Act regarding enforcement of renewal provisions in alarm monitoring agreements and disclosures relating to same. This request for a meeting was abandoned on December 15, 2003. The Company was informed that a subpoena will be issued if the attorney general is interested in further discussions. Counsel for the Company anticipates no further contact on this matter.

2.	West Virginia In the summer of 2004, a subpoena was issued and served on the Company to which the Company responded and objected in part. In lieu of contesting the validity of the issuance and scope of the subpoena, the attorney general and the Company agreed that the Company would produce certain limited documentation related to sales materials, relationships with dealers, and contracts used by the Company and others. Counsel for the Company has informed the Company that he cannot assess the likelihood of further contact on this matter.

3.	Kansas In December 2003, a subpoena for certain documents, primarily related to renewal clause issues, was issued and served on the Company. The Company responded and objected in part to the subpoena. There has been no contact since the Company’s response/objections were provided, and Counsel for the Company anticipates no further contact on this matter.

4.	Washington In the spring and summer of 2004, the Company received an informal inquiry relating to renewal clause issues. In response to such inquiry, the Company advised the attorney general that it was committed to non-enforcement of renewal clauses per a new corporate policy. Counsel for the Company has informed the Company that he cannot assess the likelihood of further contact on this matter.

5.	Wisconsin In the early fall of 2003, the Company received an informal inquiry from the attorney general. In response to such inquiry, the Company committed itself to speed up response time to consumer complaint inquiries from the attorney general’s office, to generally augment/improve procedures for resolving customer complaints, and to generally augment/improve procedures to notify customers of the Company’s purchase/transfer of such customer’s monitoring account. Counsel for the Company anticipates no further contact on this matter.

Schedule 5(j) - 1

EXHIBIT A

Capitalization Prior to the Closing

Shareholder	Class of Shares	# of Shares	# of Fully Diluted Common Shares on an “As Converted” Basis	Fully Diluted Ownership Percentage
Austin Ventures III-A, L.P.	Series A Preferred	2,168,400	2,713,213	17.181%
	Class A Common	33,344	33,344	0.211%
Austin Ventures III-B, L.P.	Series A Preferred	1,831,600	2,291,792	14.513%
	Class A Common	28,167	28,167	0.178%
Austin Ventures V, L.P.	Series B Preferred	3,809,525	—	—
Austin Ventures V Affiliates Fund, L.P.	Series B Preferred	190,476	—	—

Capital Resource Lenders II, L.P.	Series B Preferred	1,000,000	—	—
	Series C Preferred	76,182	126,332	0.800%
	Series C-1 Preferred	13,590	—	—
	Series D-1 Preferred	5,000	238,328	1.509%
	Class A Common	688,625	688,625	4.361%

Windward Capital Partners II, L.P.	Series C Preferred	1,264,031	2,096,116	13.274%
	Series C-1 Preferred	225,492	—	—
Windward Capital LP II, LLC	Series C Preferred	69,162	114,690	0.726%
	Series C-1 Preferred	12,338	—	—

ABRY Partners IV, L.P.	Series D-1 Preferred	64,959.90	3,096,356	19.608%
ABRY Investment Partnership, L.P.	Series D-1 Preferred	40.10	1,912	0.012%

Hull Family Limited Partnership	Class A Common	536,218	536,218	3.396%
Other Management	Class A Common	651,000	651,000	4.122%
Other Holders	Class A Common	321,101	321,101	2.034%

Warrant Shares
Austin Ventures V, L.P.	Class A Common	732,724	961,327	6.088%
Austin Ventures V Affiliates Fund, L.P.	Class A Common	36,636	48,066	0.304%
Capital Resource Lenders II, L.P.	Class A Common	192,340	252,348	1.598%
Northwestern Mutual Life Insurance Company	Class A Common	1,133,328	1,133,328	7.177%
General Electric Capital Corporation	Class B Common	367,238	367,238	2.326%

Options
Management	Class A Common	92,000	92,000	0.583%

				100.000%

A-1

EXHIBIT B

Capitalization After the Closing

Shareholder	Class of Shares	# of Shares	Fully Diluted Ownership Percentage
Austin Ventures III-A, L.P.	Series A Preferred	3,353,621	8.5
Austin Ventures III-B, L.P.	Series A Preferred	2,832,733	7.2
Austin Ventures V, L.P.	Series A Preferred	1,905,449	4.8
Austin Ventures V Affiliates Fund, L.P.	Series A Preferred	95,272.2
ABRY Partners IV, L.P.	Class A Common	17,121,419	43.2
ABRY Investment Partnership, L.P.	Class A Common	10,570	—
Capital Resource Lenders II, L.P.	Class A Common	2,964,585	7.8
New York Life Capital Partners II, L.P.	Class A Common	5,000,000	12.6
PPM America Private Equity Fund L.P.	Class A Common	3,333,333	8.4
Hull Family Limited Partnership	Class A Common	536,218	1.4
Other Management	Class A Common	651,000	1.6
Other Holders	Class A Common	321,101	0.8
General Electric Capital Corporation	Class B Common (1)	366,626	0.9

		38,491,927
Warrant Shares
Northwestern Mutual Life Insurance Company	Class A Common	1,133,328	2.9

		39,625,255	100.0%

Options
Management (2)	Class A Common	92,000

(1)	The Class B Common is non-voting and convertible into an equal number of shares of Class A Common at the option of the holder. Assumes the exercise of the warrant originally held by Heller Financial, Inc. on a cashless exercise basis following the closing of the Recapitalization.

(2)	All of the management stock options are currently exercisable. Of these options, 25,000 have an exercise price of $1.00 per share and 67,000 have an exercise price of $20.00 per share.

B-1

EXHIBIT C

Form of Opinion of Counsel to the Company

1. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. To our knowledge, after due inquiry, the Company does not own, directly or indirectly, any capital stock or other equity interest in any Person.

2. The Company has all requisite corporate power and authority to execute and deliver the Transaction Documents to which it is a party and to perform its obligations under the Transaction Documents to which it is a party.

3. The execution, delivery and performance by the Company of the Transaction Documents to which it is a party, and the consummation by the Company of the transactions contemplated thereby to be performed by it, have been duly authorized by all necessary corporate action on the part of the Company. The issuance of the Shares by the Company to the Shareholders in the Recapitalization is not subject to preemptive or other similar statutory or contractual rights arising pursuant to any agreement or instrument, known to us after due inquiry, to which the Company is a party.

4. Each Transaction Document to which the Company is a party has been duly and validly executed and delivered by the Company and each of the Transaction Documents constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms, but only to the extent of its respective obligations thereunder and subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws now or hereafter in effect affecting creditor’s rights and remedies generally, and to general principles of equity, including, to the extent applicable, principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except to the extent that rights to indemnification and contribution thereunder may be limited by federal or state securities laws or public policy, and subject to the qualification that we express no opinion as to the enforceability of provisions purporting to waive the right to trial by jury.

5. The execution and delivery of the Transaction Documents by the Company, the consummation by the Company of the transactions contemplated thereby, and the compliance by the Company with the provisions thereof pertaining to the Company will not violate any of the terms, conditions or provisions of the Amended Articles or bylaws of the Company, or conflict with, constitute a default under, or violate (i) any of the terms, conditions or provisions of any document, agreement or other instrument filed as an exhibit to the Company’s Registration Statement on Form S-4 (File No. 333-110025) filed with the Securities and Exchange Commission (the “SEC”) on October 10, 2003, Amendment No. 1 to Form S-4 filed with the SEC on January 15, 2004 and Amendment No. 2 to Form S-4 filed with the SEC on May 28, 2004, (ii) any Texas or federal law or regulation (other than federal and state securities laws, as to which we express no opinion in this paragraph) or (iii) any judgment, writ, injunction, decree, order or ruling of any court or governmental authority binding on the Company of which we are aware after due inquiry.

6. The Amended Articles have been duly adopted in accordance with the Texas Business Corporation Act, have been duly executed and filed with the Secretary of State of the State of Texas and have become effective in accordance with the provisions of the Texas Business Corporation Act.

7. No consent, approval, waiver, license or authorization, or other action by or filing with any Texas or federal governmental authority is required to be made by the Company in connection with the execution, delivery and performance by the Company of the Transaction Documents to which it is a party, the consummation by the Company of the transactions contemplated thereby to be performed by the Company, or compliance by the Company with the provisions thereof pertaining to the Company, except (i) such as may be required by the securities or Blue Sky laws of any state in connection with the offer and sale of the Shares, as to which we express no opinion, (ii) the registrations and filings required to be performed pursuant to the provisions of the Registration Agreement and (iii) those consents, approvals, waivers, licenses, authorizations, actions and filings that have been obtained or made.

8. To our knowledge, there is no litigation, proceeding or governmental investigation pending or threatened against the Company, which (i) calls into question the validity of the Transaction Documents or any action taken or to be taken pursuant thereto or (ii) seeks to prevent the consummation of the transactions contemplated by the Transaction Documents.

9. As of the date hereof, immediately after the consummation of the Recapitalization, the authorized capital stock of the Company consists of 80,000,000 shares of Class A Common Stock, $0.01 par value per share (“Class A Stock”), 700,000 shares of Class B Common Stock, $0.01 par value per share (“Class B Stock”), and 8,247,075 shares of Series A Preferred Stock, $0.01 par value per share (“New Series A Preferred Stock”). As of the date hereof, immediately after the consummation of the Recapitalization, the Company has outstanding (i) 29,938,226 shares of Class A Stock, (ii) no shares of Class B Stock and (iii) 8,187,075 shares of New Series A Preferred Stock. All of such outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable, and all shares of Class A Stock issuable upon conversion of the New Series A Preferred Stock will be, when issued upon conversion of the New Series A Preferred Stock in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable. To our knowledge, as of the date hereof and immediately after the consummation of the Recapitalization, (i) there are no outstanding securities of the Company convertible into, exchangeable for or evidencing the right to purchase or subscribe for any shares of capital stock of the Company, other than the New Series A Preferred Stock, and (ii) there are no outstanding or authorized options, warrants, calls, subscriptions, rights, conversion privileges, commitments or other agreements or rights of any character obligating the Company to issue any shares of capital stock or any securities convertible into or evidencing the right to purchase or subscribe for any shares of such capital stock other than (a) the warrants issued to The Northwestern Mutual Life Insurance Company pursuant to the terms of the Common Stock Purchase Warrant, dated January 18, 2002, (b) the warrants issued to Heller Financial, Inc., a Delaware corporation (“Heller”), pursuant to the terms of the Warrant Agreement, dated as of November 10, 1994, by and between the Company and Heller, as amended (the “Heller Warrant Agreement”), (c) options to purchase 92,000 shares of Class A Stock issued pursuant to the Company’s 1999 Stock Option Plan and (d) the preemptive rights and rights of first refusal set forth in the Shareholders Agreement. As of the date hereof and immediately after the consummation of the Recapitalization, except as set forth in the Shareholders Agreement, the Heller Warrant Agreement and the Take Along/Drag-Along Rights Agreement, dated November 10, 1994, between Austin Ventures III-A, L.P., Austin Ventures III-B, L.P. and Heller, to our knowledge, there are no restrictions on the transfer of shares of capital stock of the Company other than those imposed by relevant state and federal securities laws. As of the date hereof and immediately after the consummation of the Recapitalization, except as set forth in the Shareholders Agreement, no holder of any security of the Company is entitled to preemptive or similar statutory or contractual rights, either arising pursuant to any statute or, to our knowledge after due inquiry, any agreement or instrument, to which the Company is a party or which are otherwise binding upon the Company.

10. Assuming the accuracy of the representations and warranties of the Company and the Shareholders in the Recapitalization Agreement and the performance by the Company of the agreements contained in the Recapitalization Agreement, it is not necessary in connection with the offer, issuance and delivery of the Shares by the Company to the Shareholders pursuant to the Recapitalization Agreement to register the Shares under the Securities Act of 1933, as amended.

11. The Company is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

EXHIBIT D

Form of Amended and Restated Articles of Incorporation

D-1